Exhibit 10.3

Summary of Terms of Stock Option Awards Granted to Executive Officers

     IndyMac Bancorp, Inc. (the “Company”) grants stock option awards to its executive officers under the 2000 Stock Incentive Plan and the 2002 Incentive Plan, as amended and restated. The Company, however, does not enter into formal award agreements with such executive officers. The following is a summary of the standard terms of the stock awards granted to IndyMac Bancorp, Inc. executive officers. The awards also are subject to the provisions of each executive officer’s employment agreement, and such agreements have been filed with the Securities and Exchange Commission to the extent required by the Securities and Exchange Commission’s rules and regulations.

1.	Term of Options and Limitations on the Right to Exercise. The term of the options will be for a period of ten (10) years. To the extent not previously exercised, the options will lapse prior to the 10-year expiration date upon the earliest to occur of the following circumstances:

(a)	Three months after the executive officer’s termination of employment for any reason other than death, disability, retirement or cause.

(b)	Twelve months after the executive officer’s termination of employment by reason of disability or if the executive officer incurs a disability within three months after the date of termination in accordance with subsection (a).

(c)	Twelve months after the executive officer’s termination of employment by reason of death or if the executive officer’s death occurs within three months after the date of termination in accordance with subsection (a).

(d)	Twelve months after the executive officer’s termination of employment by reason of his or her retirement.

(e)	Immediately upon the executive officer’s termination of employment for cause.

2.	Vesting and Acceleration of Vesting. The options vest annually over three (3) years. Five executive officers hold options with a five-year vesting schedule, and the Management Development and Compensation Committee of the Company’s Board of Directors reserves the right to grant future options with a three- to five-year vesting schedule.

     Notwithstanding the foregoing vesting schedule, upon the executive officer’s termination of employment with the Company by reason of his or her retirement, all options will become fully vested and exercisable. Upon the occurrence of a change in control, all options granted under the 2000 Stock Incentive Plan will immediately become fully vested and exercisable. Upon the occurrence of a change in control, all options granted under the 2002 Incentive Plan, as amended and restated, will become fully vested and exercisable on the earliest to occur of the following: (i) the first anniversary of the date of the change in control, or (ii) the executive officer’s termination of employment by reason of his or her death or disability, without cause or for good reason.